Exhibit 99.1

PROG Holdings, Inc. Appoints Todd King as Chief Legal and Compliance Officer

SALT LAKE CITY, May 11, 2023 – PROG Holdings, Inc. (NYSE:PRG), the fintech holding company for Progressive Leasing, Vive Financial, and Four Technologies, announces that the Company’s Board of Directors has appointed Todd King as PROG Holdings’ Chief Legal and Compliance Officer, effective May 15, 2023.
As PROG Holdings’ Chief Legal and Compliance Officer, Mr. King will be responsible for overseeing the Company’s Legal, Compliance, Enterprise Risk Management (ERM), and Government Relations departments.
Mr. King served as the Company’s Chief Corporate Governance, Securities Law and M&A Counsel since January 2017, and his accomplishments included leading the legal function in the spin-off of the Company’s Aaron’s Business in 2020. He has more than fourteen years’ experience working in senior level roles in public company law departments, where he has advised executive officers and boards of directors on a wide range of legal and regulatory topics.
“Todd’s deep legal and business expertise coupled with the collaborative role he has had in our success make him a great choice to lead our Legal and Compliance efforts,” said PROG Holdings President and Chief Executive Officer Steve Michaels. “After working closely with him for more than seven years, I am confident that he will continue his exemplary performance as we continue to lead the way with inclusive, flexible, and transparent financial products for consumers of all backgrounds.”
About Todd King
Todd King was named PROG Holdings’ Chief Legal and Compliance Officer following nearly seven years as the Company’s Chief Corporate Governance, Securities Law and M&A Counsel.
Mr. King also served as the Deputy General Counsel, Corporate Secretary, and Chief Compliance Officer for Axiall Corporation (formerly known as Georgia Gulf Corporation), a publicly traded chemical and building products company, Vice President and Division General Counsel for The Schwan Food Company, a food manufacturing and distribution company, and as an associate with an international law firm.
Mr. King has a BBA in Finance and Juris Doctor degree from the University of Georgia and served as a Law Clerk to the Honorable Harold L. Murphy in the U.S. District Court for the Northern District of Georgia.

Exhibit 99.1
About PROG Holdings, Inc.
PROG Holdings, Inc. (NYSE:PRG) is a fintech holding company headquartered in Salt Lake City, UT, that provides transparent and competitive payment options to consumers. The Company owns Progressive Leasing, a leading provider of e-commerce, app-based, and in-store point-of-sale lease-to-own solutions, Vive Financial, an omnichannel provider of second-look revolving credit products, and Four Technologies, provider of Buy Now, Pay Later payment options through its platform Four. More information on PROG Holdings' companies can be found at https://www.progholdings.com.

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Investor Contact
John A. Baugh, CFA
VP, Investor Relations
john.baugh@progleasing.com

Media Contact
Mark Delcorps
Director, Corporate Communications
media@progholdings.com